Exhibit 10.1
2009 Cash Bonus Plans
     The Compensation Committee approved a bonus plan for each named executive officer of the Company to be effective for the 2009 fiscal year. Pursuant to the 2009 bonus plans, Joey A. Jacobs, Terrance R. Bridges, Ronald M. Fincher, Brent Turner, Jack E. Polson and Christopher L. Howard may be awarded cash bonuses based upon the Company’s attainment of certain performance targets during 2009. The bonus plans provide that the bonus of Messrs. Jacobs, Turner, Polson and Howard for 2009 will be based 60% upon targets related to the comparison of the Company’s actual income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization (“EBITDA”) to budgeted EBITDA for 2009; 20% upon targets related to adjusted earnings per share for 2009; and 20% in the discretion of the Compensation Committee based upon other criteria selected by the Company’s Chief Executive Officer and the Compensation Committee. The bonus for Mr. Bridges and Mr. Fincher for 2009 will be based 70% upon targets related to the comparison of the Company’s actual EBITDA to budgeted EBITDA for 2009; 20% upon targets related to adjusted earnings per share for 2009; and 10% in the discretion of the Compensation Committee based upon other criteria selected by the Company’s Chief Executive Officer and the Compensation Committee. The target bonus award (as a percentage of base salary) that each executive officer can receive is as follows: Mr. Jacobs, 100%; and Messrs. Bridges, Fincher, Turner, Polson and Howard, 66.67%. The maximum bonus award (as a percentage of base salary) that each executive officer can receive is as follows: Mr. Jacobs, 200%; and Messrs. Bridges, Fincher, Turner, Polson and Howard, 100%.
     Following the end of the 2009 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2009 performance targets discussed above were met. The Compensation Committee will then award each named executive officer a cash bonus based on the achievement of the applicable performance targets. No payments will be made for performance below specified threshold levels. Payments for performance between the minimum threshold and the target level required to receive the maximum bonus award will be determined based on a formula. Other than Mr. Jacobs, the named executive officers must be actively employed by the Company at the time the bonuses are paid in order to be eligible to receive a cash bonus. The awarding of cash bonuses is subject to the discretion of the Compensation Committee.